  EXHIBIT 3.1

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CERTIFICATE OF DESIGNATION

OF

AUTHENTIC HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

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SERIES F PREFERRED STOCK

On behalf of Authentic Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the one million (1,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”), a series of Preferred Stock, known as, “Series F Preferred Stock,” consisting of one hundred thousand (100,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series F Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as Series F Preferred Stock. The number of shares constituting the Series F Preferred Stock shall be one hundred thousand (100,000) shares. The Series F Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The holders of shares of Series F Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting Rights. Other than as stated in Section 7 or required by law, the holders of Series F Preferred Stock shall not have the right to cast votes on any matters submitted to a vote of the shareholders of the Corporation’s common stock and voting preferred stock, if any, including the election of directors, and all other matters as required by law.

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4. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation in an amount equal to $110 (the “Stated Value”) for each share of Series F Preferred Stock before any distribution or payment shall be made to the holders of any common stock, Series B Preferred Stock or Series C Preferred Stock, but after any distribution or payment on account of the Series D Preferred Stock and the Series E Preferred Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series F Preferred stock, after payment to the Series D Preferred Stock and Series E Preferred Stock, shall be ratably distributed among them in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full (the “Liquidation Preference”). The Liquidation Preference is payable after all indebtedness of the Corporation.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (“Change in Control”), shall not be deemed to be a Liquidation for purposes of this Designation.

5. Mandatory Conversion of Series F Preferred Stock. The holders of Series F Preferred Stock shall convert their shares into common stock as follows:

(a) Conversions at Option of Holder. Each share of Series F Preferred Stock shall be convertible, at any time after three years of the Original Issue Date or immediately in the event of a Change in Control at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(f)) determined by dividing the Stated Value of such share of Series F Preferred Stock by the Conversion Price (defined below). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned prior to the conversion at issue, the number of shares of Series F Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series F Preferred Stock promptly following the Conversion Date at issue. Shares of Series F Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Conversion Price. The conversion price (the "Conversion Price") shall equal the closing price of the Corporation’s stock on the Conversion Date (as defined herein) (subject to equitable adjustments as provided in this Section 5).

(c) Delivery of Shares Upon Conversion. Upon receipt of the Notice of Conversion, the Corporation shall provide notice to the Holders of Series F Preferred Stock, which shall state the number of the shares of Common Stock that will be issued to the Holders of record of the Series F Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such address as previously submitted by holder, a book entry position or certificate, as determined by the Corporation, for the number of full shares of Common Stock to which such holder is entitled.

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(d) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series F Preferred Stock. In lieu of any fractional share to which the Holder would be entitled, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series F Preferred Stock by the Corporation upon conversion of the Series F Preferred Stock.

(e) Reservation of Stock. The Corporation shall, after three years from the Original issue Date or immediately in the case of a Change in Control, if there are any shares of Series F Preferred Stock outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock. If at that time any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series F Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s affiliates, and any persons acting as a group together with such Holder or any of such Holder’s affiliates (such persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5(f) applies, the determination of whether the Series F Preferred Stock is convertible (in relation to other securities owned by such Holder together with any affiliates and Attribution Parties) and of how many shares of Series F Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series F Preferred Stock may be converted (in relation to other securities owned by such Holder together with any affiliates and Attribution Parties) and how many shares of the Series Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series F Preferred Stock, by such Holder or its affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series F Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(F) applicable to its Series F Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series F Preferred Stock held by the Holder and the provisions of this Section 5(f) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

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(g) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series F Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series F Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(g) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

(h) Issue Taxes. The issuance of shares of Common Stock on conversion of this Series F Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such shares of Common Stock upon conversion in a name other than that of the Holders of such shares of Series F Preferred Stock and the Corporation shall not be required to issue or deliver such shares unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the shares of Common Stock.

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6. No Preemptive Rights. No holder of the Series F Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Vote to Change the Terms of or Issue Preferred Stock. A duly authorized and approved action by the Board of Directors at a meeting duly called for such purpose or the written consent without a meeting, and the affirmative vote of the holders of a majority of the outstanding shares of Series F Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series F Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series F Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series F Preferred Stock into common stock.

9. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series F Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF the undersigned has signed this Designation this 1st day of May 2025.

Authentic Holdings, Inc.

By:	/s/ Chris Giordano

Name: Chris Giordano Title: President

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